Exhibit 10.9

CONFIDENTIAL | VenHub Global, Inc. – Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of the date described on the signature page (the “Effective Date”) is by and between VenHub Global, Inc., a Nevada corporation (the “Company”) and Sunflower Marketing LLC (the “Consultant”).

WHEREAS, the Company desires to engage Consultant, as an independent contractor, to perform certain services for the Company and Consultant desires to perform such services for the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereto hereby agree as follows:

1. Consulting Services. Consultant shall render the services set forth on Exhibit A (the “Consulting Services”) to the Company, and the Company (and any successor company) agrees to pay Consultant the compensation described in Exhibit A, which shall be incorporated as part of this Agreement, for Consultant’s performance of the Consulting Services to the Company for the term of this Agreement.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year thereafter (the “Term”), unless earlier terminated pursuant to Section 10 of this Agreement. Upon expiration of the Term, this Agreement shall terminate automatically and shall not renew unless the parties mutually agree in writing to extend or renew the Agreement. Consultant’s obligations set forth in Sections 5 through 13, inclusive, shall survive termination or expiration of this Agreement.

3. Reimbursement of Expenses. As soon as practicable following submission of statements of expenses incurred accompanied by appropriate supporting documentation, the Company will reimburse Consultant for reasonable and customary out-of-pocket business expenses incurred by Consultant in the ordinary course of performing the Consulting Services and in compliance with the Company’s policies covering such expenses. Anticipated expenses in excess of $100 will require the prior written approval of the Company.

4. Proprietary Information. This Agreement creates a relationship of confidence and trust between the Company and Consultant with respect to any information: (a) applicable to the business of the Company or (b) applicable to the business of any client or customer of the Company, which may be made known to Consultant by the Company or by any client or customer of the Company, or learned by Consultant in such context during the term of this Agreement. All such information, whether provided prior to, on or after the Effective Date, has commercial value in the business in which the Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and nontechnical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, knowhow, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information, material non-public information regarding the Company’s securities, and any information concerning the Company’s investors, prospective investors, or capital markets activities. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to the Company or to Consultant in the course of the Company’s business. “Proprietary Information” shall not include information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Agreement, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved in writing for release by the Company.

5. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of the Company and the Company’s assigns, and the Company and the Company’s assigns shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. At all times, both during the term of this Agreement and after termination of this Agreement, Consultant shall keep in confidence and trust all Proprietary Information and will not disclose any Proprietary Information to any person or entity other than the Company or use any Proprietary Information other than in connection with Consultant’s performance of the Consulting Services for the benefit of the Company. Consultant’s confidentiality obligations shall continue (a) in perpetuity with respect to trade secrets, and (b) for a period of five (5) years following termination of this Agreement with respect to all other Proprietary Information.

6. Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Consultant by the Company shall remain the property of the Company. Upon termination of this Agreement, or at any time on the request of the Company before termination, Consultant agrees to promptly (but no later than five (5) days after the earlier of the termination of this Agreement or the Company’s request) destroy or deliver to the Company, at the Company’s option, all materials furnished to Consultant by the Company and all tangible media of expression which are in Consultant’s possession and which incorporate any Proprietary Information or otherwise relate to the Company’s business. At the Company’s request, the Consultant shall provide the Company with written certification of Consultant’s compliance with Consultant’s obligations under this Section 6.

7. Independent Contractor.

(a) Consultant shall act in the capacity of an independent contractor with respect to the Company, and not as an employee or authorized agent or representative of the Company. Consultant shall not have any authority to enter into contracts or binding commitments in the name or on behalf of the Company. Consultant will only use the Company’s logo or marks for the benefit of the Company and at the direction of the Company. Consultant shall not be, nor represent itself as being, authorized to bind the Company.

(b) Consultant agrees, acknowledges and understands that Consultant shall not have the status of an employee of the Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to, salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental) even if Consultant is considered eligible to participate pursuant to the terms of such plans, unless otherwise agreed to by the parties. In addition, Consultant understands and agrees that consistent with Consultant’s independent contractor status, Consultant will not apply for any government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits.

(c) The Company shall issue Form 1099 records for its payments to Consultant made pursuant to this Agreement. Because Consultant is an independent contractor, Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations; and Consultant agrees to defend, indemnify and hold the Company harmless from any and all claims made by any taxing authority on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations related to Consultant’s independent contractor status. Consultant warrants that Consultant has had the opportunity to obtain independent advice regarding the tax consequences of the payments made pursuant to this Agreement.

8. Consultant’s Representations. Consultant agrees, represents, and warrants that:

(a) All action necessary for the authorization, execution, delivery and performance of all obligations under this Agreement has been taken and this Agreement constitutes a valid and legally binding obligation of Consultant that is enforceable against Consultant in accordance with its terms. To the Consultant’s knowledge, the authorization, execution and delivery by Consultant of this Agreement and the performance of Consultant’s obligations under this Agreement will not, with or without the passage of time or giving of notice (i) conflict with, or result in any violation of or default or loss of any benefit under, any permit, law, rule or regulation, or any judgment, decree or order of any court or other governmental agency or instrumentality to which Consultant is a party or to which any of Consultant’s property is subject or (ii) conflict with, or result in a breach or violation of or default or loss of any benefit under, the terms of any agreement, contract, indenture or other instrument to which Consultant is a party or to which any of Consultant’s property is subject, or constitute a default or loss of any right thereunder or an event that, with the lapse of time or notice or both, might result in a default or loss of any right thereunder. Consultant’s performance of Consultant’s obligations under this Agreement will not infringe upon or violate any right of any person or entity.

(b) During the term of this Agreement, Consultant shall not be bound by any agreement, nor assume any obligation, which would in any way be inconsistent with the Consulting Services to be performed by Consultant under this Agreement. Consultant shall not, during the term of this Agreement, provide substantially similar advisory services to any direct competitor of the Company in the autonomous retail, unmanned retail, smart vending, or AI-powered retail automation sector. Except for the foregoing restriction, this Section 8(b) shall not restrict Consultant from entering into employment or consulting arrangements with third parties, so long as Consultant does not divulge or use the Company’s Proprietary Information while performing services for such third parties.

(c) In performing the Consulting Services, Consultant will not use any confidential or proprietary information of any other person or entity or infringe the intellectual property rights (including, without limitation, patent, copyright, trademark or trade secret rights) of any other person or entity nor will Consultant disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information of any other person or entity.

(d) Consultant will abide by all applicable federal, state, and local laws and the Company’s safety rules in the course of performing the Consulting Services. Consultant has, and shall maintain, all licenses and permits necessary to perform the Consulting Services under this Agreement and all of such licenses are, and shall remain, in full force and effect. Consultant shall at all times possess the necessary skill and training to perform the Consulting Services, and Consultant shall perform the Consulting Services in a prompt and responsible manner.

(e) Consultant will not subcontract any of Consultant’s obligations under this Agreement without the prior written consent of the Company.

(f) Consultant hereby expressly agrees and covenants that the amounts received by Consultant as described in Exhibit A shall satisfy and discharge in full all of Consultant’s claims against Company for payment for the performance of the Consulting Services rendered by Consultant or by any agent of Consultant as described in this Agreement. Consultant acknowledges that, except as otherwise expressly provided in this Agreement, Consultant’s provision of the Consulting Services pursuant to the terms hereof shall not confer upon Consultant any ownership interest in or personal claim upon any fees charged by Company to any customer or any third party, whether such fees are collected during the term of this Agreement or after the termination thereof, and Consultant hereby disclaims and renounces any such right, interest, or claim.

9. Indemnification. Consultant will defend, indemnify, and hold the Company and its affiliates harmless against any and all losses, liabilities, damages, claims, demands, suits, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from any act or omission of Consultant or Consultant’s breach of any term or condition of this Agreement. Company will defend, indemnify, and hold Consultant and its affiliates harmless against any and all losses, liabilities, damages, claims, demands, suits, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from any act or omission of the Company or the Company’s breach of any term or condition of this Agreement. Each Party shall have a duty to mitigate the Losses for which another is responsible hereunder. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS, LOSS OF DATA, LOSS OF GOODWILL AND LOSS OF CAPITAL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), EXEMPLARY OR PUNITIVE DAMAGES OR THE LIKE (EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE PAID TO A THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM) ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OR THE PROVISION OF SERVICES HEREUNDER), ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Termination. This Agreement may be terminated by the Company at any time with or without cause by providing written notice to the Consultant, or by the Consultant upon at least thirty (30) days prior written notice to the Company, with or without cause, for any reason, or for no reason. Any such termination shall not result in forfeiture by the Consultant of any compensation paid, payable, or owed, prior to the date of termination, but no additional compensation shall be earned, payable or owed by the Company subsequent to the date of termination.

11. Non-Solicitation.

(a) The Consultant acknowledges that, in the course of its engagement with the Company, it has become familiar, or will become familiar, with trade secrets and with other confidential information concerning the Company and that its services have been and will be of special, unique and extraordinary value to the Company. The Consultant further understands that the provisions of this Agreement are reasonable and necessary to preserve the business of the Company.

(b) In light of Section 11(a), while the Consultant is engaged by the Company and for twelve (12) months thereafter, the Consultant shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee or independent contractor of the Company to leave the employ of or engagement with the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee or independent contractor thereof, on the other hand; (ii) hire or engage any person who was an employee or independent contractor of the Company until twelve months after such individual’s relationship with the Company has been terminated; or (iii) induce or attempt to induce any customer, supplier, independent contractor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, independent contractor, licensee or business relation, on the one hand, and the Company, on the other hand.

(c) This Section 11 shall not restrict Consultant from seeking or entering into other employment or consulting relationships with third parties, so long as Consultant does not divulge or use any of the Company’s Proprietary Information while performing services for such third parties, and subject to the limitations set forth in Section 8(b).

(d) If, at the time of enforcement of this Section, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Consultant and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law from improper competition.

(e) In the event of any breach or violation by the Consultant of any of the restrictions contained in this Section, any time period specified herein shall abate during the time of any such breach or violation thereof and that portion remaining at the time of commencement of any such breach or violation shall not begin to run until such breach or violation has been cured in all respects.

12. Securities Law Compliance. Consultant acknowledges that the Company is a publicly traded corporation listed on The Nasdaq Stock Market LLC and subject to the reporting, disclosure, and corporate governance requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and Nasdaq. Consultant represents, warrants, and covenants that:

(a) Regulation FD. Consultant shall comply with Regulation FD promulgated by the SEC. Consultant shall not, without the prior written authorization of the Company’s Legal Department or General Counsel, disclose to any person or entity any material non-public information regarding the Company learned in the course of performing the Consulting Services. Consultant shall coordinate all communications regarding the Company with the Company’s Investor Relations function and, where appropriate, legal counsel.

(b) Insider Trading. Consultant acknowledges receipt and understanding of the Company’s Insider Trading Policy and agrees to comply with such policy as if Consultant were an employee of the Company. Consultant shall not, directly or indirectly, trade in the Company’s securities (or in the securities of any other company about which Consultant has obtained material non-public information through the Consulting Services) while in possession of material non-public information, and shall observe all blackout periods and pre-clearance requirements applicable to the Company’s officers, directors, and designated insiders.

(c) No Broker-Dealer Activity. Consultant represents and warrants that Consultant is not required to be registered as a broker-dealer under the Securities Exchange Act of 1934 or under the laws of any state. Consultant shall not (i) effect any transaction in the Company’s securities, (ii) receive any transaction-based compensation, (iii) directly solicit investors to purchase the Company’s securities, or (iv) negotiate the terms of any securities transaction on behalf of the Company. Consultant’s role is strictly advisory; any actual capital markets transactions shall be conducted by appropriately licensed broker-dealers, placement agents, or investment banks.

(d) No Touting or Promotion. Consultant shall not engage in any form of paid promotion, touting, or public recommendation of the Company’s securities. If Consultant publishes or distributes any public communication concerning the Company or its securities (including on social media), Consultant shall (i) coordinate with the Company in advance, (ii) make all disclosures required under Section 17(b) of the Securities Act of 1933 regarding any compensation received from the Company, and (iii) include such disclaimers as the Company may reasonably require.

(e) Public Statements. Consultant shall not make any public statement, press release, social media post, or communication with any analyst, journalist, or investor regarding the Company or its securities without the prior written approval of the Company’s Legal Department.

(f) Cooperation with Investigations. Consultant shall cooperate fully with the Company in connection with any inquiry, investigation, or proceeding by the SEC, FINRA, Nasdaq, or any other regulatory authority arising out of or relating to the Consulting Services.

(g) Indemnification for Securities Violations. Notwithstanding anything to the contrary in Section 9, Consultant shall indemnify and hold the Company harmless from any losses, liabilities, fines, penalties, costs, or expenses (including reasonable attorneys’ fees) arising from Consultant’s breach of this Section 12, and the limitation of liability set forth in Section 9 shall not apply to such breach.

13. Miscellaneous Provisions.

(a) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER NEVADA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA TO BE APPLIED.

(b) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns; provided, however, that this Agreement and Consultant’s rights and obligations are not assignable by Consultant without the Company’s prior written consent. The Company may freely assign this Agreement to any affiliate, successor, or acquirer without Consultant’s consent. A change of control of the Company, or a sale of all or substantially all of the assets, or a sale of greater than fifty percent (50%) of the outstanding common stock of the Company shall not be considered a violation of this Section 13(c). Any assignment made in violation hereof shall be null and void and of no force or effect.

(d) Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served if sent by electronic mail transmission, hand-delivered, delivered by overnight courier with guaranteed overnight delivery, or mailed, certified first class mail, postage prepaid, return receipt requested.

If to Company:

VenHub Global, Inc.

Attn: Legal Department of VenHub

5360 Procyon Street

Las Vegas, NV 89118

Email: Legal@VenHub.com

If to Consultant:

Sunflower Marketing LLC

Attn: Rachel Kashner Gabriel, Managing Member

Email: rjksunflower@gmail.com

(e) Entire Agreement. Each Exhibit attached hereto is incorporated herein by this reference and shall be deemed an integral part of this Agreement. This Agreement, including any and all Exhibits, contains the entire understanding of the parties regarding its subject matter and supersedes all prior understandings or agreements between the parties with regard to its subject matter. This Agreement can only be modified by a subsequent written agreement executed by both parties hereto.

(f) Equitable Relief. Consultant agrees that in the event of breach by the Consultant of any provisions of this Agreement, the Company shall be entitled to equitable relief in the form of an order to specifically perform or an injunction to prevent irreparable injury, without being required to provide security or post bond. Nothing herein shall be construed as prohibiting any party hereto from pursuing, solely or in addition, any other remedies, including monetary damages, for breach or threatened breach of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Facsimile, DocuSign, and PDF signatures shall be deemed originals.

(h) No Waiver. No failure on the part of any person or entity to exercise any power, right, privilege or remedy under this Agreement, and no delay in exercising any power, right, privilege or remedy, shall operate as a waiver thereof. No waiver shall be binding unless executed in writing by the Party making the waiver.

(i) Dispute Resolution; Arbitration. Any controversy, claim, or dispute between the parties arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation, or validity thereof, including any determination of the scope or applicability of this agreement to arbitrate, shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The seat of arbitration shall be Las Vegas, Nevada. The arbitration shall be conducted before a single arbitrator selected in accordance with the AAA Commercial Rules. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties agree that either party may bring claims against the other only in its individual capacity and not as a plaintiff or class member in any purported class, collective, or representative proceeding; the arbitrator may not consolidate the claims of more than one person and may not otherwise preside over any form of representative, class, or collective proceeding. Notwithstanding the foregoing, either party may seek temporary injunctive or equitable relief in any court of competent jurisdiction located in Clark County, Nevada in connection with (i) any breach or threatened breach of confidentiality, Proprietary Information, or non-solicitation obligations, (ii) any breach or threatened breach of Section 12 (Securities Law Compliance), or (iii) protection of intellectual property rights, pending the appointment of an arbitrator and resolution of the dispute through arbitration. The arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party. This Section 13(i) and the arbitration requirement shall survive any termination of this Agreement.

(j) Further Assurances. The Parties hereto shall execute, acknowledge, and deliver such further instruments as the Parties may deem expedient or necessary to carry out the intent and purposes of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the Effective Date set forth below.

“COMPANY”		“CONSULTANT”

VenHub Global, Inc., a Nevada corporation		Sunflower Marketing LLC

By:	/s/ Shahan Ohanessian	By:	/s/ Rachel Kashner Gabriel
Name:	Shahan Ohanessian	Name:	Rachel Kashner Gabriel
Title:	Chief Executive Officer	Title:	Managing Member
Date:	June 9, 2026	Date:	June 9, 2026

		Email:	rjksunflower@gmail.com

EXHIBIT A

CONSULTING SERVICES AND COMPENSATION

Consultant: Sunflower Marketing LLC

Position: Education Sector Marketing & Business Development Consultant (Independent Contractor)

Consulting Services

Consultant shall provide strategic marketing, business development, and market expansion services to the Company within the global education vertical, with a focus on universities, colleges, K–12 institutions, vocational and trade schools, research institutions, and other education-affiliated facilities, in the United States and internationally. Consultant’s responsibilities shall include, without limitation, the following:

1. Market Development & Strategic Outreach

●	Develop and execute a targeted go-to-market strategy for VenHub’s autonomous retail platform within higher education and broader education-affiliated facilities, including universities, community colleges, K–12 school districts, boarding institutions, research campuses, and educational hospitality venues.

●	Identify, evaluate, and prioritize high-value institutions across the United States and internationally that align with VenHub’s strategic deployment criteria.

●	Build, manage, and maintain a qualified pipeline of education sector opportunities suitable for pilot deployments, multi-site rollouts, and long-term institutional partnerships.

2. Site Identification & Qualification

●	Identify and qualify physical locations on university and education campuses suitable for VenHub deployments, including high-traffic student centers, residence halls, libraries, athletic facilities, medical centers, transit hubs, and academic buildings.

●	Coordinate with institutional decision-makers, including auxiliary services, dining and food services, facilities and real estate, procurement, student affairs, and innovation/technology offices, to assess site readiness and approval pathways.

●	Provide preliminary location intelligence, foot-traffic insight, demographic data, and competitive landscape analysis to support VenHub’s site selection and deployment planning.

3. Institutional Introductions & Relationship Development

●	Facilitate direct introductions between VenHub leadership and key decision-makers at target universities, school systems, and education-affiliated organizations, including procurement officers, food service directors, facilities managers, deans of student life, real estate offices, and innovation officers.

●	Develop and steward long-term institutional relationships to support recurring deployments, multi-campus rollouts, and ongoing partnership opportunities.

●	Represent VenHub at relevant industry conferences, trade shows, and education sector events to build brand awareness and originate new opportunities.

4. Brand Positioning & Education Vertical Marketing

●	Support the development of marketing materials, case studies, sales collateral, and pitch decks specifically tailored to the education vertical.

●	Advise on positioning, messaging, and value proposition refinements that resonate with university administrators, student bodies, and education-sector procurement processes.

●	Provide guidance on co-branded campaigns, on-campus activations, and student engagement strategies that highlight VenHub’s autonomous retail offering.

5. Pilot Program & Deployment Facilitation

●	Coordinate and facilitate the structuring of pilot programs and proof-of-concept deployments at target institutions.

●	Support negotiation framework discussions between VenHub and institutional counterparties, including commercial terms, scope, deployment timelines, and performance benchmarks.

●	Assist in transitioning successful pilots into full-scale, multi-site institutional rollouts.

6. Market Intelligence & Strategic Reporting

●	Monitor and report on competitive activity within the education retail and campus services sector, including foodservice operators, vending providers, and autonomous retail competitors.

●	Provide regular strategic intelligence on industry trends, institutional procurement cycles, and emerging opportunities relevant to VenHub’s growth in the education vertical.

●	Deliver periodic updates and progress reports to the Company’s leadership.

7. International Market Expansion

●	Identify and develop opportunities at international universities and education institutions, with a focus on markets demonstrating strong alignment with VenHub’s deployment model.

●	Build cross-border relationships with international education organizations, networks, and consortia that may serve as channel partners or strategic introducers.

●	Advise on market-entry considerations, including localization, regulatory considerations, and institutional partnership models specific to non-U.S. education systems.

Compensation

Stock Compensation: As full and complete compensation for the Consulting Services to be performed under this Agreement, the Company shall issue to Consultant Two Million (2,000,000) shares of the Company’s common stock (NASDAQ: VHUB) (the “Shares”). The Shares shall be issued in the name of Sunflower Marketing LLC, shall be deemed earned and fully vested upon execution of this Agreement, and shall be delivered to Consultant within a reasonable period following the Effective Date, subject to applicable securities laws, the Company’s Insider Trading Policy, and the issuance procedures of the Company’s transfer agent. The Shares shall be issued from the Company’s treasury or duly authorized share reserve and shall constitute the sole and entire compensation owed to Consultant under this Agreement. Consultant acknowledges that the Shares may be issued as restricted securities and may bear customary restrictive legends in accordance with applicable U.S. federal and state securities laws.

No Additional Compensation: Consultant acknowledges and agrees that the Shares constitute Consultant’s complete compensation under this Agreement, and no additional cash, equity, fees, commissions, bonuses, or other consideration of any kind shall be owed by the Company to Consultant in connection with the Consulting Services, whether during the term of this Agreement or thereafter.